Exhibit 10.17

RMI Titanium Company	Modification A095 to
Contract DE-AC24-93CH10555
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I. The purpose of this modification is to settle (1) any and all termination settlement proposals and addendums thereto, issues and/or claims arising under or pertaining to the termination of Contract DE-AC24-93CH-10555 (hereinafter “the termination”) between the U.S. Department of Energy and its predecessor agencies, including but not limited to the Energy Research and Development Administration and the Atomic Energy Commission, (hereinafter collectively referred to as “DOE”), and RMI Titanium Company (hereinafter collectively referred to as “the parties”); (2) any and all past, present, and future liabilities and rights of the parties arising from and/or under (a) Contract DE-AC24-93 CH10555, (b)any and all predecessor contracts and/or agreements between the U.S. Department of Energy and RMI Titanium Company; RMI Company; Reactive Metals Incorporated; RMI Titanium Company Extrusion Plant; RMI Environmental Services, A Division of RMI Titanium Company; and Earthline Technologies (hereinafter collectively referred to as “RMI”) and (c) any and all Subcontracts between Westinghouse Environmental Management Company (“WEMCO”) and RMI which were assigned to the U.S. Department of Energy. Hereinafter (2) (a), (b), and (c) are referred to collectively as “the Contract”
II. This modification is a settlement agreement (hereinafter the “Settlement Agreement”) and is intended solely for the benefit of the parties. It is not intended for the benefit of third parties and is not enforceable by third parties Neither party will indemnify the other for any future liability resulting from third party claims or lawsuits
III. This Settlement Agreement represents the agreement of the parties in its entirety and is not severable
IV. The roles and responsibilities and the settlement of and release of liability are set forth below in the following two parts:
     PART I, ROLES AND RESPONSIBILITIES of the parties for the decontamination and decommissioning of the facility known as the former RMI Titanium Company Extrusion Plant, 1601 East 21st Street, Ashtabula, Ohio (hereinafter referred to as “the facility”) The facility is as geographically defined in Attachment B
     PART II, TERMS OF THE SETTLEMENT OF LIABILITY AND RELEASE OF LIABILITY includes all of the parties’ rights, claims, responsibilities, and liabilities arising from and/or under the Contract including the termination thereof and all contracts/agreements between RMI and the U.S. Department of Energy (“DOE”) and its predecessor agencies.
V. PART I, ROLES AND RESPONSIBILITIES
This Part defines and sets forth the obligations of the parties regarding the decontamination and decommissioning activities at the facility pursuant to RMI’s Ohio

RMI Titanium Company	Modification A095 to
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Department of Health (“ODH”) Radioactive Materials License 1190040004 (“ODH license”) requirements to achieve the end state described in Attachment A, Ashtabula Closure Project (ACP) End State, attached hereto and made a part hereof.
1.	DOE shall be responsible for achieving the ACP end state as set forth in this Settlement Agreement. The end state will be achieved on or before December 31, 2006, to the maximum extent possible and to the extent appropriations are available but not to exceed $27 million DOE agrees to use its best efforts to achieve the above by the stated date. If the ACP end state is not achieved by December 31, 2006, and the failure to do so is not the result of acts or omissions by RMI, the parties agree to enter into good faith negotiations for establishing a new date for completion, subject to availability and extent of appropriations. The parties shall commence negotiations regarding: a new ACP end state as soon as it is apparent that the December 31, 2006, end date will not be achieved, but in no event shall the negotiations commence later than June 1, 2006 If such new end date is not agreed to by December 31, 2006, RMI and DOE retain the right to pursue any remedies each may have against the other, including those set forth in this agreement DOE shall not be responsible for achieving the ACP end state by the above date(s) if RMI is solely responsible for any delays preventing the ACP end state from being achieved In the event additional funding is needed to achieve the ACP end state and DOE is unable or unwilling to obtain such additional appropriations, RMI and DOE retain all of their rights and remedies under the Contract that existed prior to the Settlement Agreement.

2.	The DOE Contractor(s) under contract to decommission and decontaminate the facility will be deemed to be in control of the work when it has obtained appropriate licenses, and is staffed on site to execute the contract between the DOE and the DOE Contractor(s). The Department determines the date by which the DOE Contractor is deemed to be in control. On the date the DOE Contractor(s). assumes control of the work, DOE will be responsible for performing activities at the facility necessary to achieve the ACP end state described in Attachment A, Ashtabula Closure Project End State, as set forth in further detail in this Settlement Agreement.

3.	RMI shall permit and provide for the DOE and/or the DOE Contractor(s) to have unfettered access to the facility. Such access shall be in accordance with access restrictions in RMI’s ODH license and any applicable laws, regulations and rules.

4.	RMI shall transfer all government property in its possession to the DOE. Contractor(s) within 10 days after the date the DOE Contractor(s) assumes control of the work DOE will notify RMI of the effective date of assumption of control within one day of the date of such assumption as set forth in paragraph V.2 above. The DOE Contractor(s) will assume responsibility for all Government Property currently in RMI’s possession, in accordance with all applicable government regulations and statutes, including FAR 52.245-5, Government Property (Cost Reimbursement, Time-

RMI Titanium Company	Modification A095 to
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and-Material, or Labor Hour) and DEAR 952.245-5 Government Property (Cost Reimbursement, Time and Material or Labor Hour Contract). DOE shall be responsible for the ultimate disposition of all project records other than those required to be retained by RMI under any applicable laws or regulations.
5.	Notwithstanding any other provision of this Settlement Agreement, RMI reserves the right to submit a claim for any costs assessed against RMI by any governmental agency, arising out of DOE or the DOE Contractor(s)’s actions or inactions at the facility, without any fault of RMI, including but not limited to fines and/or penalties. The DOE reserves any rights that it may have to submit a claim for any costs assessed against its Contractor(s) or DOE as a result of any action or inaction by RMI arising out of RMI’s activities at the facility, without any fault of DOE or its Contractor(s), including but not limited to fines and/or penalties.

6.	The parties agree that in the event a dispute or disagreement arises between the parties, or involving RMI and the DOE Contractor(s), including but not limited to the assessment of any costs referenced in paragraph V.5 above, the parties shall elevate the matter to senior management level of the parties (Senior Management of RMI and the Head of the Contracting Activity, EMCBC) for informal resolution within fifteen (15) calendar days from discovery of the dispute. In the event that the parties are unable to resolve the matter at the senior management level, the parties agree to enter into nonbinding mediation to be initiated thirty (30) calendar days from the settlement impasse. In all instances the parties agree to negotiate in good faith. The parties agree that the foregoing informal resolution and mediation process shall be complied with before either party initiates a formal dispute under the Disputes clause in the Federal Acquisition Regulation (“FAR”) (FAR 52.233-1, Disputes).

7.	The DOE shall not reimburse RMI for any costs, including fines or penalties, for activities not agreed to under, or contemplated by, this Settlement Agreement.

8.	8, Specific Delineation of Work Activities To Be Performed by DOE and its Contractor (s) and RMI at the Facility
a)	DOE shall comply with the applicable regulatory requirements contained in the RMI ODH license and the ODH-approved Decommissioning Plan (“DP”) Any changes to the DP initiated by RMI and submitted to the ODH must be coordinated in advance with the DOE Contracting Officer. Any changes to the DP initiated by RMI that materially increase cost or delay DOE from complying with the December 31, 2006, date or a date agreed to in accordance with V.1 for achieving the ACP end state are not the responsibility of the DOE and excuse DOE from complying with the December 31,2006, date or a date agreed to in accordance with V.1, unless DOE consents to the increase in cost and change to the December 31, 2006, ACP end state. However any such delay does not excuse the DOE from its responsibility to achieve the

RMI Titanium Company	Modification A095 to
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ACP end state. The DOE and its Contractor(s) shall be responsible for implementing the applicable parts of the DP

b)	DOE will perform remediation of the facility in accordance with RMI’s Resource Conservation and Recovery Act (“RCRA”) permit and any RCRA Corrective Measures set forth therein. RMI agrees that it will not submit to the regulators for approval any changes to any licenses or permits applicable to the facility without the prior written consent of DOE. Any change to the scope of the RCRA Corrective Measures initiated by RMI that materially increases the cost of compliance or prevents DOE from complying with the December 31,2006, date or a date agreed to in accordance with V.1 for achieving the ACP end state is not the responsibility of the DOE and excuses DOE from complying with the December 31, 2006, date or a date agreed to in accordance with V.1, unless DOE consents to the cost increase and any change to the December 31, 2006, date However any such delay does not excuse the DOE from its responsibility to achieve the ACP end state.

c)	To the extent appropriations are available, DOE will be responsible for monitoring, operating and maintaining any long term groundwater extraction and/or treatment remedy developed and approved to address the groundwater issues at the site as of the date of the signing of this Settlement Agreement, and for preparing all required reports. In the event adequate appropriations are not available and DOE is unable or unwilling to obtain additional appropriations, notwithstanding any terms in this Settlement Agreement to the contrary, RMI and DOE retain all of their rights and remedies under the Contract that existed prior to this Settlement Agreement.

d)	In addition to compliance with the terms of RMI’s ODH license and OEPA RCRA permit, DOE and its Contractor(s) are responsible for complying with the terms of all applicable licenses and permits for the Ashtabula site, including but not limited to the OEPA wastewater discharge permit and OEPA air pollution control permits. DOE and its Contractor(s) also shall be responsible for the following: (1) Maintaining and updating all licenses and permits as required for DOE to achieve the ACP end state; and (2) Complying with all applicable laws and regulations.

e)	DOE agrees to reimburse, as allowable costs, applicable fees paid by RMI as required for compliance with the ODH license and OEPA permits, including but not limited to annual permit and license fees to be paid to the ODH, OEPA, USEPA in a total amount not to exceed $100,000 per year. The DOE Contractor(s) shall pay directly any applicable fees to Ryber Development for the licensing, access to, and use of rail infrastructure used in the completion of the ACP. RMI shall transfer and/or assign existing agreements with Ryber to the DOE Contractor(s) for said activities at the option of the DOE Contractor(s).

RMI Titanium Company	Modification A095 to
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f)	DOE shall perform all oversight of the DOE Contractor(s). RMI shall have no oversight of or control over the DOE Contractor(s) work.

g)	An ACP Council shall be established to resolve compliance-related issues that arise among DOE, RMI, and the DOE Contractor(s). The membership of the ACP Council shall be the DOE Environmental Management Consolidated Business Center (DOE-EMCBC) Contracting Officer (or designee), the RMI Project Manager (or designee), and the DOE Contractor Project Manager (or designee) RMI’s compliance with ODH and OEPA requirements and the radiological/environmental protection of the public health and safety remain the responsibility of RMI. In all such compliance matters, the views of the ACP Council are advisory. Neither party may claim delay unless it is established that the noncompliance or violation is solely due to the actions or inactions of the other party (including DOE’s Contractor(s)). An ACP Council Charter shall be finalized within thirty (30) days after the DOE Contractor(s) assume control of the work. Any activities of RMI, the DOE, or the DOE Contractor(s) that have the potential to impact activities of the other party shall be coordinated in advance through the ACP Council.

h)	The DOE has sole DOE Contractor(s) oversight responsibility including stop work authority for all contract activities, subject to any exceptions set forth in this paragraph. RMI, as the licensee, may perform independent oversight to verify compliance with ODH, OEPA and any other applicable regulatory requirements. However, notwithstanding any provision to the contrary, in order to address major compliance issues and to protect the public health, safety, and the environment from imminent harm, RMI has the authority to unilaterally issue stop work orders and initiate whatever reasonable measures are necessary to effectuate such protection. In the event RMI issues such stop work orders or implements such protective measures, RMI shall notify the Contracting Officer immediately after issuance of the above. Any such reasonable order issued by RMI shall not be a basis for a claim of delay by DOE. Any delay determined to be unreasonable excuses DOE from complying with the December 31,2006, date or a date agreed to in accordance with V A 1. However any such delay does not excuse the DOE from its responsibility to achieve the ACP end state. Additionally, if a stop work order is issued, any party issuing the stop work order shall notify the RMI Project Manager, the DOE Contracting Officer, and the DOE Contractor Project Manager, as appropriate, immediately. RMI will notify the ODH if appropriate. Any issues regarding the appropriateness of RMI’s actions shall be reviewed initially by the ACP Council in a prompt manner. In the event the matter cannot be resolved at the ACP Council level, then the parties will adhere to the disputes resolution process described elsewhere in this agreement.

RMI Titanium Company	Modification A095 to
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i)	If RMI has a concern regarding performance by the DOE Contractor(s), RMI shall notify the DOE-EMCBC Contracting Officer (or designee) in writing. The DOE- EMCBC Contracting Officer (or designee) shall address the concern within two (2) business days. If RMI does not believe that the concern has been adequately addressed, RMI shall refer the concern to the Head of the Contracting Activity, DOE-EMCBC and the cognizant RMI Management Official, within four (4) business days of the initial referral to the DOE- EMCBC Contracting Officer (or designee). In the event the matter still has not been resolved, the parties will follow the disputes process set forth elsewhere in this agreement.

j)	The DOE Contractor(s) will be properly licensed by ODH and obtain any necessary license(s) before performing work covered by the terms of the license(s). RMI, as licensee and owner of the facility, shall cooperate with DOE and its Contractor(s) to provide primary contact with regulators on matters pertaining to RMI’s license and ownership, including but not limited to, oversight of DOE’s activities at a level sufficient to satisfy the requirements of RMI’s ODH license for the duration of Site remediation activities at no cost to DOE.

k)	DOE shall be responsible for maintaining a First Responder Emergency Operations Center (“EOC”) capability sufficient to provide for the management of events and incidents that may occur within the DOE. Contractor(s)’s controlled areas and to interface effectively with local emergency responders. A First Responder Plan shall be developed by DOE within 90 days after the DOE Contractor(s) assumes control of the work at the facility addressing, at a minimum, effective management of events relating to fire, radiological incidents, injury and illness, and severe weather, and which provides for abnormal event reporting. DOE shall be responsible for providing integration of the security and emergency response plan(s) of the DOE Contractor(s) into RMI’s overall site emergency operations plans.

l)	DOE access shall include use of the RMI-owned guardhouse and office building, with the exception of RMI-retained files stored in the RMI office building. DOE shall provide furnished office space for two full time RMI employees. DOE shall provide additional space for two temporary or “visitor” RMI employees DOE shall be responsible for general Site maintenance and custodial services to include, but not be limited to, grass mowing, trimming of hedges and frees, fence line maintenance as required by permit/license, pest control, and snow removal. In addition, for DOE and DOE Contractor(s)-occupied areas, DOE shall provide sanitation services (trash removal), recycling, cleaning of restrooms and drinking fountains,

RMI Titanium Company	Modification A095 to
Contract DE-AC24-93CH10555

standard sanitation supplies in restrooms, floor maintenance, and sanitary waste disposal capabilities.
m)	DOE shall be responsible for the Site support functions and infrastructure necessary for the DOE Contractor(s) and RMI to each perform its activities, such as utilities, computers, potable running water and sanitary facilities, internet access, telephones, office furniture, equipment and materials, and dosimetry services for up to three full time RMI employees and a reasonable number of visiting RMI employees.

n)	DOE shall be responsible for site security and access control in compliance with the RMI Site Security Plan. RMI shall provide the DOE Contractor(s) with 24 hour site access.

o)	Effective on the date the DOE Contractor(s) assumes control of the work and responsibility for activities under the contract, RMI shall continue to conduct all activities deemed necessary by RMI to provide licensee and/or property owner oversight RMI’s oversight activities shall be at no cost to DOE.

p)	RMI shall have unrestricted access to all areas for purposes of monitoring compliance with the RMI ODH license RMI shall have reasonable access to all portions of the Site for purposes of conducting RMI activities RMI will take no action that will impede or otherwise interfere with the DOE or DOE Contractor(s)’s activities.
9.	The following provisions set forth the parties’ respective responsibilities regarding interaction and interface with the ODH.
a)	RMI shall be responsible to the ODH for the protection of the health and safety of the public consistent with the requirements of OAC 3701-1-38

b)	The ODH has exclusive licensing jurisdiction over the facility. ODH shall have reasonable access, as required by regulation, statute, RMI’s license, the DOE Contractor(s)’s license and/or any other applicable laws, to the activities, files and records of the DOE Contractor(s).

c)	RMI is accountable to the ODH for complying with and meeting license requirements and regulations.

d)	RMI shall remain responsible to ODH for assuring implementation of the ODH-approved DP. The DOE shall be responsive to ODH issues and concerns during on-site reviews and inspections. The RMI Project Manager shall be the principal point of contact during these reviews and inspections.

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e)	The DOE Contractor(s) shall remain responsible to ODH for assuring implementation of the DOE Contractor(s)’s ODH license.

f)	The DOE and/or its contractor(s) shall respond to deficiencies identified by ODH which are the result of actions or inactions on the part of DOE and/or its contractor(s).

g)	DOE and the DOE Contractor(s), to the extent the provisions are applicable, and RMI shall comply with the ODH License Requirements including provisions set forth to the ODH-approved DP and OAC 3701-1-38 DOE shall ensure that the DOE Contractor(s) is aware that its services under the contact relate to the ODH-licensed activities of RMI, that the DOE Contractor(s)’s employees are workers within the meaning of OAC 3701-1-38, and that the provisions of OAC 3701 -1-38 apply (including the requirement for informing employees of the provisions of OAC 3701-1-38).
10.	Independent Verification Process
DOE shall be responsible for achieving and documenting a condition where the release criteria set forth in the DP have been met and are acceptable to ODH. RMI will coordinate the final ODH verification activities among ODH, DOE and the DOE Contractor(s) in a timely manner. In the event RMI fails to coordinate such work in a timely manner, and DOE is unable to meet the December 31, 2006, or a date agreed to in accordance with V.1 date as a direct result of RMI’s failure to timely coordinate such efforts, then there shall be a time extension commensurate with the delay caused by the failure to timely coordinate such efforts. Requesting and receiving license termination from ODH shall be the responsibility of RMI. DOE shall provide all data packages and other documentation required to support license termination. RMI shall submit the license termination request to the ODH within thirty (30) days of receipt of the final ODH verification report.
11.	Additional Miscellaneous Regulatory Responsibilities
Other applicable regulatory requirements (non-ODH) that are necessary for performance of the DOE Contractor(s)’s work at the facility shall be the responsibility of the DOE and the DOE Contractor(s) until the ACP end state is achieved RMI shall assist in the transfer of any permits, if such is required and permissible, RMI, as permittee on its permits, is responsible for acting as the primary point of contact for compliance with all regulatory requirements applicable to RMI, during the performance of the DOE’s contract between DOE and the DOE Contractor(s). DOE’s responsibility for the regulatory requirements

RMI Titanium Company	Modification A095 to
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and all other requirements concludes upon the completion of the activities necessary to achieve the ACP end state identified in Attachment A.
12.	If necessary, DOE will attempt to obtain, from the adjoining landowners, consent to access their property and perform the activities necessary to comply with the provisions of this agreement for the areas that are not owned by RMI However, if DOE cannot obtain consent, RMI agrees to exert its best efforts to obtain the adjoining landowners consent and/or access to the adjoining property owned by others. If consent cannot be obtained by either party, then RMI shall take appropriate action under its license to attempt to gain access to the property for the DOE contractor and/or DOE. If such access cannot be obtained, DOE will be considered to have complied with its obligations with respect to the adjoining property under the Settlement Agreement.

13.	In the event RMI is obligated to perform any activities, other than those encompassed within or set forth in this Settlement Agreement, in order to decontaminate and decommission the facility, DOE will request that RMI propose the scope and cost of these activities, and the parties’ negotiations will be memorialized into a modification. Such work shall be performed on a Cost-Reimbursable basis in accordance with applicable statutes and regulations. Any cost incurred by RMI for such activities without the prior written consent of the EMCBC Contracting Officer shall not be submitted to the Department and shall not be allowable/reimbursed. The following are types of activities, which RMI may agree to provide pursuant to the above:
a)	Provide support to the DOE in the preparation or provision of facility drawings, plans, and block diagrams utilizing RMI Facility data and graphical systems. Such information may include but is not limited to:
i Building layouts

ii Utility location maps

iii Geohydrologic cross-sections and block diagrams

iv Public outreach and public relations support
b)	Other support not addressed specifically in this Settlement Agreement, as necessary, to enable the DOE and the DOE Contractor(s) to perform the work at the facility.
14.	DOE’s responsibility at the facility, except as otherwise set forth herein, is concluded upon completion of the ACP end state, which is the date of approval of ODH specified in Attachment A.

RMI Titanium Company	Modification A095 to
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VI. PART II. Settlement and Release of Liability
1	DOE and RMI enter into this Agreement as settlement of any known or unknown, past, present or future liability for decontamination and decommissioning of RMI’s facility formerly known as the RMI Extrusion Plant, 1601 East 21st Street, Ashtabula, Ohio (facility) and any adjacent affected areas.

2	RMI is hereby relieved of its responsibility for performing the work previously authorized by the Contracting Officer under the Contract, including the RMI Decommissioning Project scope of work.

3	Execution of this Settlement Agreement constitutes a full discharge, accord and satisfaction, release of any and all claims and any and all liability, actual or constructive, legal, equitable, known or unknown that the DOE on RMI, as identified above, have on may have against the other arising out of the Contract except as set forth elsewhere in this Settlement Agreement.

4	Except as otherwise provided herein, upon execution of this Settlement Agreement, RMI’s Termination Settlement Proposals and any addendums thereto, any and all changes arising under the Contract, any and all claims arising under the Contract, including those not in the termination settlement proposal, any and all claims for future costs associated with the Contract, all pension and retirement cost issues, including CAS adjustments, and any and all correspondence/requests submitted subsequent to the government’s termination of this Contract for convenience by letter dated December 23, 2003, are hereby completely settled and constitute full payment and settlement thereof. Any payments or material due to subcontractors shall be the responsibility of RMI, except as otherwise specified herein. There are no reservations to the settlement of the termination for convenience.

5	Except as otherwise provided herein, all costs incurred by RMI prior to the date upon which the Settlement Agreement is signed are encompassed within this Settlement Agreement and no further payment or requests for payment shall be made; provided, however, upon submission of a proper invoice, DOE will reimburse for any monthly costs previously consented to by the Contracting Officer and incurred by RMI before the date and time of the DOE Contractor(s)’s assumption of control of the work, at an amount not to exceed $156,000 per month.

6	DOE hereby agrees to make a payment in the sum of $8,472,702.80 to RMI within 30 calendar days of submission of a proper invoice. In recognition of the fact that this Settlement Agreement is not severable, if the Settlement Agreement is breached, the $8,472,702.80 shall be returned to the United States Department of Energy, upon demand by the Contracting Officer, with interest at the specified Treasury rate, except for any costs that RMI can demonstrate, and the Contracting Officer accepts or establishes through determination pursuant to the termination clause of the Contract,

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as allowable termination or other costs under the Contract and this Settlement Agreement. In the event of such breach, both parties retain all of their rights and remedies under the Contract and law.
7	In addition to any exceptions set forth elsewhere in this Settlement Agreement, DOE shall be responsible for any costs, subject to availability of and appropriation of funds for such purposes, for decontamination and decommissioning environmental contamination that are due to any future Governmental (e.g, Federal, state, local, or judicial) determination that the cleanup levels are to be changed to more stringent cleanup levels for environmental contamination after the site has been remediated by DOE and approved by ODH. In the event that DOE is unable or unwilling to obtain additional appropriations sufficient to achieve the ACP end state acceptable to ODH, RMI and DOE retain all of their rights and remedies under the Contract that existed prior to the Settlement Agreement. DOE shall not be responsible for any costs for cleanup due to activities by parties other than DOE or the DOE Contractor(s) occurring after the site has been remediated and approved by ODH.

8	This Settlement Agreement specifically does not settle, decide or resolve any known or unknown, past, present, or future issues arising under the Contract regarding any matters that involve violations of criminal statutes and/or matters involving fraud. Additionally, this Settlement Agreement shall be voidable at the government’s sole discretion, unless void by law, if fraud or violations of criminal statutes are determined to underlie any of the above matters being resolved or this Settlement Agreement itself.
B Accounting and Appropriation Data:
Appropr.              B&R            Object Class   Code     Allotment AFP CFA           Amount.
89X025191       EY0636300       OH5191       254       PBS OH-AB-00.30       $2,000,000.00

C	The total amount allotted by this modification is	$2,000,000.00

D	Funds Obligated through Modification A094	$139,932,233.30

	Funds Obligated by this Modification	$2,000,000.00

	Funds Obligated Since Inception of Contract	$150,323,845.74	*

*Includes internal DOE memo obligations on 9/9/04 and 9/30/05 for a total increase of $8,391,612.44.

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VII A new subsection is added to Section B.2 of Contract DE-AC-93CH-10555 as follows:
B.2 ESTIMATED COST, FEE, OBLIGATION OF FUNDS, AND FINANCIAL LIMITATIONS
(c). Contract Settlement; Pursuant to the terms of this Settlement Agreement (contract Modification A095), the parties have hereby agreed to settlement of and release of any and all claims and any and all liability, actual or constructive, legal, equitable, known or unknown which the government or contractor have against the other arising out of the Contract (including all contracts) with the DOE, with the exceptions identified in this Settlement Agreement. As a result, the amount of this contract is increased by the amount of the settlement, $8,472,702.80. The settlement and release become effective upon receipt of payment of the amount of $8,472,702.80.

Attachment A
Ashtabula Closure Project End State
The end state of the Ashtabula Closure Project is defined as the following:
1. -All above ground facilities and structures are removed and properly disposed of, with the exception of the following DOE owned structures, which may be decontaminated and abandoned, or removed and properly disposed of, at the option of the DOE:
-Modular Offices (if abandoned, utility hookups will be provided)
-Modular Locker Room (Portal Room) (if abandoned, utility hookrups will be provided)
-Modular Laboratory (if abandoned, utility hookrups will be provided)
-Rail Spur, including load-out pad, scales, and road crossing-Any permanent sanitary sewerage infrastructure installed by the DOE Contractor
2. Paved areas, if intact and in usable condition, as determined by RMI can remain at the option of DOE.
3. The RMI-owned structures known as the Office Building and the Guardhouse, which have previously been decontaminated, will remain on the site at the conclusion of the project.
4. Except those specifically identified in writing by RMI, all RMI below -ground facilities, equipment, drains, pipes and utilities at the facility are removed and disposed of at an approved disposal facility, or may remain to the extent permitted by the Decommissioning Plan, at the option of DOE. Uncontaminated concrete and other material suitable as backfill generated during the course of the project may be utilized as backfill at the site to the extent permitted by the DP and/or other regulatory requirements, at the option of DOE.
5. Contaminated soil, deemed as such by ODH or OEPA, is removed and disposed of at an appropriate disposal facility.
6. The Waste Management Unit is remediated and any contaminated soil, deemed as such by ODH or OEPA, is be disposed of at an appropriate disposal facility.
7. A groundwater remedy is developed to address the groundwater issues existing at the time of this agreement and resulting from RMI’s activities under the Contract, approved by the cognizant regulator, and implemented. The obligation for any ongoing operation and/or monitoring of the selected and approved groundwater remedy for the above groundwater issues will remain the responsibility of DOE, subject to the availability and extent of appropriations.
8. The site landscape is restored to grade. Recontouring of the site is acceptable.
9. Completion of the end state will be documented through ODH approval. DOE agrees to provide all relevant documentation to RMI. DOE will cooperate and assist RMI to the extent necessary on the termination of the applicable licensees and permits. RMI will initiate necessary actions to terminate its licenses and permits within 30 days after ODH approval.

Attachment B
Ashtabula Closure Project
Geographical Definition of the Facility
1 The facility is as defined in Attachments B 1 and B 2

Ohio Department of Health License for Radioactive Material No. 11900040004 defines the “extrusion plant site” to include all RMI-owned land and buildings at the extrusion plant site at East 21st Street, Ashtabula, Ohio, U.S. Department of Energy-owned buildings at the extrusion plant location; and properties adjacent to the RMI-owned land at the extrusion plant location which are potentially contaminated by RMI extrusion plant operations.
The recorded description of the RMI-owned land follows:
Description of 32.004 Acre Parcel Owned by RMI
Situated in Township 13 North, Range 3 West of the Connecticut Western Reserve, known as Ashtabula Township, County of Ashtabula, State of Ohio and know as being part of the Holmes Tract in said Township and further described as follows:
Beginning at a point at the intersection of the Centerline of East 21st Street (Dey Street, 60 feet wide, Road Number 399) and the East Line of the Ashtabula City, being the East Line of the Scotts Plat as recorded in Volume 3, Page 7 of the Ashtabula County Recorded Plats.
Thence North 00 degrees, 36 minutes, 30 seconds West-observed, along Ashtabula City’s East Line, and passing thru a broken right-of-way monument at 28.95 feet, an identified iron pin (set at 516.58 feet) and a reference identified iron pin (set at 809.80 feet), a total distance of 909.80 feet to a point.
Thence North 87 degrees, 12 minutes, 33 seconds East, along the North Line of a 7.000 acre parcel and passing thru an identified reference iron pin (set at 35.00 feet) a total distance of 831.13 feet to an identified iron pin (set) on the East Line of Parcel Four of lands deeded to ABC Chemicals, Inc. in Volume 30, Page 7255 Ashtabula County Recorder’s General Index.
Thence North 00 degrees, 50 minutes, 18 seconds West, along the East Line of Parcel Four of ABC Chemical’s Land, 175.33 feet to an identified iron pin (set).
Thence North 70 degrees, 27 minutes, 33 seconds East-observed, along the South Line of Parcel Four of ABC Chemical’s Land, and passing thru a 1 inch diameter iron pipe (found) on the West Line of State Road, 771 20 feet-(deed and measured) to a point in the centerline of State Road (60 feet wide, Road Number 25).
Thence South 00 degrees, 34 minutes, 33 seconds East-observed, along the Centerline of State Road, 293.89 feet to a 1/2 inch diameter iron pipe (found) at a deflection point in State Road known as Highway Station 63+71.72.

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Thence South 01 degrees, 12 minutes, 28 seconds East-observed, along the Centerline of State Road, 529 71 feet-observed, to a point at the Northeast Corner of lands deeded to L.J. Annick in Volume 55, Page 5437 Ashtabula County Recorder’s General Index.
Thence South 89 degrees, 09 minutes, 46 seconds West, along Annick’s North Line, and passing thru an identified (“R,L Rabell”) 5/8 inch diameter iron pin (found) at 30.28 feet, a total distance of 540 71 feet-observed (540.39 feet-deed) to an identified “R.l Rabell”) 5/8 inch iron pin (found) at the Northwest Corner of said Annick’s land.
Thence South 05 degrees, 03 minutes, 43 seconds East-observed, along the West Line of said Annick’s Land and the West Line of lands deeded to N Santill in Volume 79, Page 2939, B.M. Colucci in Volume 38, Pages 4501, 4505 and J.E. & P. Colucci in Volume 58, Page 3296 Ashtabula County Recorder’s General Index, and passing thru a 1/2 inch diameter iron pipe (found-bent) on the North Line of East 21st Street, a total distance of 538 54 feet-observed (538.83 feet-deed) to a point in the Centerline of East 21st Street.
Thence South 89 degrees, 09 minutes, 30 seconds West-observed, along the Centerline of East 21st Street, and passing thru a 3/4 inch diameter iron pin (found-bent) at 1083.68 feet, a total distance of 1065,80 feet-calc., (1065.86 feet-deed) to the place beginning and containing 32.004 acres of land, but subject to all legal highways, Being all the land deeded to RMI Titanium known as Tract 3 in Volume 51, Page 2970 and a 7.000 acre addition from lands deeded to ABC Chemical known as Parcel Four in Volume 30, Page 7258 Ashtabula County Recorder’s General Index, as per a survey done in February, 1997 by Eric B. Westfall, P.S. Ohio #7677, Jefferson, Ohio. All iron pins set are #5 rebar, 30 inches in length, marked with a plastic cap ‘Westfall, #7677.” Basis for bearings: Centerline of East 21st Street-South 89 degrees, 09 minutes, 30 seconds West-observed.

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